Exhibit 10.29
July 5, 2023

Peter Williams

Dear Pete,

I am delighted to confirm an offer from Fluence Energy, Inc. (“Fluence”) as the SVP, Chief Supply Chain and Manufacturing Officer reporting to Julian Nebreda, Chief Executive Officer. You will work out of the Fluence San Francisco office. Your start date is July 17, 2023. This position is considered a Section 16 Officer position subject to certain external disclosures as Fluence is a publicly traded company. Fluence requires certification of your eligibility to work in the United States and will require documents evidencing such eligibility from you. In this position you will participate in, or be eligible for, the compensation and benefits outlined below in accordance with the job being evaluated as an Executive Officer at the Executive Officer job grade level EO3. All details within this letter are dependent on approval by the Fluence Board of Directors (the “Board of Directors”) and/or the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”), as applicable.

COMPENSATION AND BENEFITS

Base Salary: Your annual base salary will be $450,000 paid in one-twelfth increments monthly, subject to applicable withholdings. Your next annual base salary review will be for a January 1, 2025 merit increase consideration and will be reviewed annually thereafter in accordance with Fluence policy and practice, subject to approval by the Board of Directors or Compensation Committee.

Annual Incentive Plan: You are eligible to participate in the Fluence Annual Incentive Plan (“AIP”) effective with the start of our next fiscal year commencing on October 1, 2023, and eligible to participate annually thereafter for each fiscal measurement period. Your target incentive is 50% of your annual base salary as defined in the 2021 Incentive Award Plan. The AIP award is based upon company performance measured against established objectives for the fiscal measurement year. The AIP award is typically paid in the first business quarter following the end of each fiscal year. Your potential receipt of this AIP award is subject to approval by the Board of Directors or Compensation Committee. The plan administrator reserves the right to make determinations regarding the plan at any time.

Benefits: You are eligible to participate in Fluence’s Health and Welfare Benefits Programs and Fluence’s short-term and long-term disability, accidental death and dismemberment, and life insurance plans, beginning on your first day of employment.

Retirement: You will be eligible to participate in The Fluence Energy Savings Plan, which is a 401(k) plan, after you receive your first paycheck. You may contribute up to 50% of your gross salary to your account in accordance with the terms and conditions of the retirement plan and you will receive a company matching contribution of 100% of your contributions up to 5% of your gross salary.

Long-term Incentive Award: We also want you to share in Fluence’s vision and its future. For that reason, you will be awarded a new hire equity grant with a grant date value of $750,000 delivered in the form of Restricted Stock Units (RSUs), subject to approval by the Board of Directors or Compensation Committee. The grant effective date is your start date with Fluence, and these RSUs will be awarded to you once you have commenced employment. The grant value is converted to a number of RSUs using the Fluence closing stock price on the grant effective date and are subject to a vesting schedule of one-third annually on the anniversary of the grant date. These RSUs will be subject to the terms and conditions of the 2021 Incentive Award Plan and an applicable award agreement thereunder and the plan administrator reserves

Exhibit 10.29
the right to make determinations regarding this plan and award at any time. Further details will be provided to you in the coming weeks.

In addition, the Compensation Committee of the Board of Directors is currently in the process of creating an annual long-term incentive (LTI) program for eligible employees which is expected to be adopted and to become effective during the first quarter of our next fiscal year. Awards under the new LTI program may be delivered in the form of stock and/or cash and may be subject to time-based, or performance-based vesting conditions (or some combination of both). Based on your role, you will be eligible to participate in this annual LTI program. For each of the first two annual LTI award cycles following adoption of the LTI program, you will receive an award with a grant date value of no less than 150% of your annual base salary; for each annual grant cycle thereafter, the value of the award that you will be eligible to receive will be determined based on a combination of information such as market data, your individual performance, and internal compensation alignment among other similarly graded positions. Awards made under the new LTI program will be subject to the terms and conditions of a plan document and an award agreement. The plan administrator reserves the right to make determinations regarding this plan at any time.

Sign on Cash Bonus: You will receive $500,000 paid in two installments, subject to taxes and withholding. $250,000 will be paid within 30 days of your hire and $250,000 will be paid upon the first anniversary date of your hire, provided you remain employed with Fluence on each payment date. If you voluntarily leave Fluence as an employee prior to the two-year anniversary of each payment or are terminated from Fluence due to Cause as defined in the Executive Severance Plan, you will be required to pay each respective amount back in full to Fluence.

Executive Severance Plan: As an Executive Officer of Fluence, you are eligible to participate in the Fluence Executive Severance Plan, subject to approval by the Board of Directors or Compensation Committee. Further details will be provided to you in the coming weeks.

Executive Officer Policies: Fluence maintains company policies applicable to all employees. In addition, you are subject to additional policies applicable only to Executive Officers, specifically the Fluence Executive Stock Ownership Policy and the Fluence Clawback Policy, as approved and may be amended from time to time by the Board of Directors or Compensation Committee, as applicable. Further details will be provided to you in the coming weeks.

New Hire Paperwork Agreement: Prior to your start date, you will receive a list of pre-hire documents. By signing this offer, you are agreeing to send back all new hire paperwork no later than one week prior to starting with Fluence. Receipt of such new hire paperwork is a condition of your employment and, if HR does not receive the signed documentation, your start date may be delayed.

ACCEPTANCE PROCESS
Pete, your experience, and background will be an asset to this position, and we look forward to you joining Fluence. To confirm your acceptance of this offer, please print this letter, sign, and return to me through email within three business days of the date on this letter. If you have any questions concerning the terms of this offer, please do not hesitate to contact me.

Sincerely,
/s/ Larissa Cerqueira

Larissa Cerqueira
Chief Human Resources Officer

Exhibit 10.29
Your employment with Fluence Energy is and will be “at will” employment, for an indefinite period of time. This means that you or the Company may terminate the employment relationship at any time, for any reason or for no reason. No oral or written representation made by anyone at Fluence may change the “at will” nature of this relationship. You retain the option, as does Fluence, of ending your employment with Fluence at any time, with or without notice and with or without cause. Further, this letter describes certain of the current benefit plans, programs and policies but, notwithstanding anything to the contrary herein, Fluence retains the right to modify or terminate any benefit plan, program or policy, including its Health and Welfare Benefits Programs, 401(k) plan and Executive Severance Plan, at any time in its sole and absolute discretion. This letter is governed by the laws of Virginia. Fluence is an “at will” employer; this letter does not constitute a contract for employment.

Read and Accepted:
Signature: /s/ Peter Williams__________ Date: July 6, 2023
Peter Williams Start Date: July 17, 2023